Exhibit 4.2

CONFORMED VERSION

SECURITY AGREEMENT

by and among

J. CREW OPERATING CORP.
J. CREW INC.
GRACE HOLMES, INC.
H.F.D. NO. 55, INC.
J. CREW INTERNATIONAL, INC.
and
J. CREW INTERMEDIATE LLC
as Grantors

and

U.S. BANK NATIONAL ASSOCIATION
as Collateral Agent

Dated: November 21, 2004

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS

SECTION 2.	GRANT AND PERFECTION OF SECURITY INTEREST

2.1	Grant of Security Interest

2.2	Perfection of Security Interests

SECTION 3.	POWER OF ATTORNEY

3.1	Power of Attorney of the J. Crew Companies

3.2	Power of Attorney of Intermediate

SECTION 4.	ADMINISTRATION

4.1	Collection of Accounts

SECTION 5.	REPRESENTATIONS AND WARRANTIES

5.1	Corporate Existence, Power and Authority

5.2	Name; State of Organization; Chief Executive Office; Collateral Locations

5.3	Priority of Liens; Title to Properties

5.4	Intellectual Property

5.5	Subsidiaries; Capitalization

5.6	Accuracy and Completeness of Information

5.7	Survival of Warranties; Cumulative

SECTION 6.	AFFIRMATIVE AND NEGATIVE COVENANTS

6.1	Maintenance of Existence

6.2	Records

6.3	Protection of Security

6.4	Taxes; Encumbrances

6.5	Continuing Obligations of the Grantors

6.6	Use and Disposition of Collateral

6.7	Limitation on Modification of Accounts

6.8	Insurance

6.9	Legend

6.10	Covenants Regarding the Intellectual Property Collateral

6.11	Costs and Expenses

i

6.12	Further Assurances

6.13	Additional Collateral

6.14	Right to Cure

6.15	Access to Premises

SECTION 7.	VOTING RIGHTS AND DIVIDENDS

7.1	Voting Rights

7.2	Dividends

7.3	Rights of the Collateral Agent

SECTION 8.	REMEDIES

8.1	Remedies Upon Default

8.2	Application of Proceeds

8.3	Compliance With Certain Requirements

SECTION 9.	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

9.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver

9.2	Waiver of Notices

9.3	Amendments and Waivers

SECTION 10.	THE COLLATERAL AGENT

10.1	Appointment, Powers and Immunities

10.2	Reliance by the Collateral Agent

10.3	Concerning the Collateral

10.4	Collateral Matters

10.5	Agency for Perfection

10.6	Successor Collateral Agent

SECTION 11.	TERM OF AGREEMENT; MISCELLANEOUS

11.1	Effectiveness

11.2	Term

11.3	Interpretative Provisions

11.4	Subject to the Intercreditor Agreement

11.5	Notices

11.6	Partial Invalidity

11.7	Successors

11.8	Entire Agreement

11.9	Counterparts, Etc

INDEX TO EXHIBITS

Exhibit A	Information Certificate

SECURITY AGREEMENT

This Security Agreement, dated November 21, 2004, is entered into by and among J. Crew Operating Corp., a Delaware corporation (“Operating”), J. Crew Inc., a New Jersey corporation (“J. Crew”), Grace Holmes, Inc., a Delaware corporation doing business as J. Crew Retail (“Retail”), H.F.D. No. 55, Inc., a Delaware corporation doing business as J. Crew Factory (“Factory”), J. Crew International, Inc., a Delaware corporation (“JCI”, and together with Operating, J. Crew, Retail, and Factory, the “J. Crew Companies”), J. Crew Intermediate LLC, a Delaware limited liability company (“Intermediate” and, together with Operating, J. Crew, Retail, Factory, and JCI, “Grantors”), and U.S. Bank National Association, as Collateral Agent (as defined below).

W I T N E S S E T H:

WHEREAS, Intermediate, certain lenders from time to time party thereto, and U.S. Bank National Association, as trustee (the “Contingent Principal Notes Trustee”), are parties to that certain indenture, dated May 6, 2003 (the “Contingent Principal Notes Indenture”), pursuant to which Intermediate issued $120,000,000 aggregate principal amount of 16% Senior Discount Contingent Principal Notes due 2008 (the “Contingent Principal Notes”);

WHEREAS, the J. Crew Companies, Intermediate and U.S. Bank National Association, as administrative agent for the Junior Creditors (as defined below), have entered into a Senior Subordinated Loan Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which the Junior Creditors will make certain loans to Operating;

WHEREAS, pursuant to the terms of the Loan Agreement, the J. Crew Companies and Intermediate have agreed, upon the occurrence of certain events, to enter into an indenture (the “Indenture”) with U.S. Bank National Association as trustee for the noteholders thereunder, pursuant to which Operating will issue to the Junior Creditors its 9¾% Senior Subordinated Notes due 2014 (the “Notes”), whereupon the Loan Agreement will terminate;

WHEREAS, the J. Crew Companies and Intermediate are required under the Loan Agreement and will be required under the Indenture to grant liens on certain assets to secure the obligations of the Grantors under the Loan Agreement, the Indenture and the related Notes;

WHEREAS, pursuant to Section 4.12 of the Contingent Principal Notes Indenture, the Contingent Principal Notes are required to be secured equally and ratably with the obligations under the Loan Agreement and the Indenture; and

WHEREAS, the J. Crew Companies, Intermediate, the Senior Credit Agent (as defined below) and the Collateral Agent have entered into an Intercreditor Agreement dated as of the date hereof (the “Intercreditor Agreement”);

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.                            DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

“Accounts” shall mean, as to the J. Crew Companies, all present and future rights of the J. Crew Companies to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) consisting of Credit Card Receivables.

“Affiliate” shall have the meaning assigned to such term in the Loan Agreement or the Indenture, as then in effect.

“Agreement” shall mean this Security Agreement, as it may be amended or modified from time to time.

“Borrower Agent” shall mean Operating in its capacity as an agent for the Grantors, and its successors and assigns in such capacity.

“Business Day” shall have the meaning assigned to such term in the Loan Agreement or the Indenture, as then in effect.

“Cash Equivalents” shall have the meaning assigned to such term in the Contingent Principal Notes Indenture.

“Collateral” shall mean the J. Crew Companies’ Collateral and Intermediate’s Collateral, collectively.

“Collateral Agent” shall mean U.S. Bank National Association in its capacity as collateral agent under the Loan Agreement, the Indenture (as then in effect) and with respect to Other Second-Lien Obligations.

“Consolidated Accounts” shall mean have the meaning assigned to it in Section 4.1(a)(ii) of this Agreement.

“Contingent Principal Notes” shall have the meaning assigned to such term in the recitals to this Agreement.

“Contingent Principal Notes Indenture” shall have the meaning assigned to such term in the recitals to this Agreement.

“Contingent Principal Notes Obligations” shall mean Obligations of Intermediate under the Contingent Principal Notes Indenture and the Contingent Principal Notes.

“Contingent Principal Notes Trustee” shall have the meaning assigned to such term in the recitals to this Agreement.

“Credit Card Agreements” shall mean all agreements now or hereafter entered into by any of the J. Crew Companies for the benefit of any of the J. Crew Companies with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, the agreements set forth in Schedule 2.3 to the Information Certificate.

“Credit Card Issuer” shall mean any person (other than the J. Crew Companies) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., Novus Services, Inc. and the Private Label Card.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any of the J. Crew Companies’ sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” shall mean, collectively, (a) all present and future rights of the J. Crew Companies to payment from any Credit Card Issuer, Credit Card Processor or other third party arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card and (b) all present and future rights of any of the J. Crew Companies to payment from any Credit Card Issuer, Credit Card Processor or other third party in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise.

“Credit Documents” shall have the meaning assigned to such term in the Loan Agreement.

“Default” shall mean an act, condition or event, which with notice or passage of time or both would constitute an Event of Default.

“Determined Amount” shall have the meaning assigned to such term in Section 8.3 of this Agreement.

“Equipment” shall mean, as to the J. Crew Companies, all of the J. Crew Companies’ now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

“Event of Default” shall mean any “Event of Default” under the Loan Agreement and subsequent to the termination of the Loan Agreement, under the Indenture, as then in effect.

“Exchange Date” shall have the meaning assigned to such term in the Loan Agreement.

“Existing Credit Agreement” shall have the meaning assigned to it in the Intercreditor Agreement.

“Equity Interests” shall have the meaning assigned to such term in the Loan Agreement or the Indenture, as then in effect.

 “Financing Agreements” shall mean, collectively, this Agreement, the Loan Agreement, the Indenture, the Notes, the Intercreditor Agreement and any other related agreement, document or instrument now or at any time hereafter executed and/or delivered by any Grantor in connection with this Agreement.

“First-Lien Obligations” shall have the meaning assigned to such term in the Loan Agreement or the Indenture, as then in effect.

“First-Lien Termination Period” shall mean any period during which there are no First-Lien Obligations in effect.

“Grantors” shall have the meaning assigned to such term in the preamble to this Agreement.

“Holder” shall have the meaning assigned to it in the Indenture, as then in effect.

“Indebtedness” shall mean and include, without duplication, all Obligations that constitute “Indebtedness” within the meaning of any of the Loan Agreement, the Indenture, the Contingent Principal Notes Indenture or the Existing Credit Agreement, in each case as then in effect.

“Indenture” shall have the meaning assigned to such term in the recitals to this Agreement.

“Information Certificate” shall mean a certificate substantially in the form set forth in Exhibit A hereto, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by an authorized signatory of each of the Grantors.

“Intellectual Property” shall mean, as to each of the J. Crew Companies, such J. Crew Company’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

“Intercreditor Agreement” shall have the meaning assigned to such term in the recitals to this Agreement.

“Intermediate” shall have the meaning assigned to such term in the preamble to this Agreement.

“Intermediate’s Collateral” shall have the meaning assigned to such term in Section 2.1(b) of this Agreement.

“Inventory” shall mean, as to the J. Crew Companies, all of the J. Crew Companies’ now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by any of the J. Crew Companies as lessor; (b) are held by any of the J. Crew Companies for sale or lease or to be furnished under a contract of service; (c) are furnished by any of the J. Crew Companies under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

“J. Crew Companies” shall have the meaning assigned to such term in the preamble to this Agreement.

“J. Crew Companies’ Collateral” shall have the meaning assigned to such term in Section 2.1(a) of this Agreement.

“J. Crew Japan, Inc.” shall mean J. Crew Japan, Inc., a company incorporated under the laws of Japan.

“Junior Creditors” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Junior Creditor Claims” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Lender” shall have the meaning assigned to such terms in the Loan Agreement.

“Level” shall have the meaning assigned to such term in Section 8.3 of this Agreement.

“Loan Agreement” shall have the meaning assigned to such term in the recitals to this Agreement.

“Loan Agreement Obligations” shall mean Obligations of Operating and the other Grantors under the Credit Documents.

 “Notes” have the meaning assigned to such term in the recitals to this Agreement.

“Notes Obligations” shall mean Obligations of Operating and the other Grantors under the Transaction Documents.

“Notes Trustee” shall mean U.S. Bank National Association, in its capacity as trustee under the Indenture, and any of its successors or assigns.

“Obligations” shall mean shall have the meaning assigned to such term in the Loan Agreement or the Indenture, as then in effect.

“Operating” shall have the meaning assigned to such term in the preamble to this Agreement.

“Operating Equity Securities” shall mean Equity Interests of Operating owned by Intermediate as of the date hereof or from time to time acquired by Intermediate.

“Other Second-Lien Obligations” shall have the meaning assigned to such term in the Loan Agreement or the Indenture, as then in effect.

“Person” or “person” shall have the meaning assigned to such term in the Loan Agreement or the Indenture, as then in effect.

“Private Label Card” shall mean the private label credit card issued by World Financial Network National Bank pursuant to the Credit Card Agreement of any of the J. Crew Companies with such Bank (or any subsequent Credit Card Issuer with respect to such private label credit card) to customers or prospective customers of any of the J. Crew Companies or their affiliates.

“Ratio” shall mean, with respect to the Contingent Principal Notes Obligations, at any time, the ratio of (i) (x) prior to November 15, 2005, the Accreted Value of such Contingent Principal Notes Obligations (as defined in the Contingent Principal Notes Indenture) and (y) thereafter, the principal amount at maturity of such Contingent Principal Notes Obligations plus accrued and unpaid interest thereon to (ii) the principal amount outstanding under the Loan Agreement or the Notes plus accrued and unpaid interest thereon, as in effect at such time.

“Receivables” shall mean all of the following now owned or hereafter arising or acquired property of the J. Crew Companies: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of the J. Crew Companies; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any of the J. Crew Companies or otherwise in favor of or delivered to any of the J. Crew Companies in connection with any Account or any Credit Card Receivables; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any of the J. Crew Companies, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any of the J. Crew Companies or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any of the J. Crew Companies) or otherwise associated with any Accounts, Inventory or general intangibles of any of the J. Crew Companies (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any of the J. Crew Companies in connection with the termination of any employee benefit plan and any other amounts payable to any of the J. Crew Companies from any employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any of the J. Crew Companies is a beneficiary).

“Records” shall mean all of the J. Crew Companies’ present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the J. Crew Companies’ Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any of the J. Crew Companies with respect to the foregoing maintained with or by any other person).

“Required Holders” shall mean the Holders of a majority in aggregate principal amount of the Notes.

“Required Lenders” shall have the meaning assigned to it in the Loan Agreement.

“Secured Obligations” shall mean, without duplication, (a) the Loan Agreement Obligations; (b) the Notes Obligations; and (c) the Other Second-Lien Obligations.

“Senior Credit Agent” means Congress Financial Corporation in its capacity as administrative and collateral agent for lenders party to the Senior Credit Agreement and the Financing Documents (as defined therein), and any successor thereto, or, any Person otherwise designated the “Senior Credit Agent” pursuant to the Intercreditor Agreement.

“Senior Credit Agreement” shall have the meaning assigned to it in the Intercreditor Agreement.

 “Senior Creditors” shall mean the Persons holding Senior Creditor Claims, including the Senior Credit Agent.

“Senior Creditor Claims” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Senior Creditor Documents” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Store Accounts” shall have the meaning set forth in Section 4.1(a) to this Agreement.

“Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Equity Interests or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

“Subsidiary Equity Securities” shall mean Equity Interests of each of the Subsidiaries of Operating and J. Crew, as of the date hereof as listed on Schedule 5.5 to the Information Certificate or from time to time acquired by Operating.

“Transaction Documents” shall have the meaning assigned to such term in the Indenture.

SECTION 2.                            GRANT AND PERFECTION OF SECURITY INTEREST

2.1                                 Grant of Security Interest.

(a)  To secure payment and performance of all Secured Obligations, the J. Crew Companies hereby grant to the Collateral Agent, for the ratable benefit of the Junior Creditors, a security interest in, a lien upon, and a right of set off against, and hereby assign to the Collateral Agent, for the ratable benefit of the Junior Creditors, as security, all personal property of the J. Crew Companies described below, whether now owned or hereafter acquired or existing, and wherever located (“J. Crew Companies’ Collateral”), including:

(i)  all Accounts;

(ii)  all general intangibles, including, without limitation, all Intellectual Property;

(iii)  (A) all Subsidiary Equity Securities that Operating or J. Crew owns and any certificates representing such Subsidiary Equity Securities; (B) all dividends, cash, instruments and other property from time to time received or receivable by or otherwise distributed to Operating or J. Crew in respect of or exchange for any and all of Subsidiary Equity Securities; and (C) all other rights and privileges of Operating or J. Crew relating to the property described in clauses (A) and (B) above (including, without limitation, voting rights);

(iv)  all goods, including, without limitation, Inventory and Equipment;

(v)  all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(vi)  all instruments, including, without limitation, all promissory notes;

(vii)  all documents;

(viii)  all deposit accounts;

(ix)  all letters of credit, banker’s acceptances and similar instruments, including all letter-of-credit rights;

(x)  all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other J. Crew Companies’ Collateral, including (A) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to J. Crew Companies’ Collateral, (B) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (C) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other J. Crew Companies’ Collateral, including returned, repossessed and reclaimed goods, and (D) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(xi)  all (A) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) (but excluding any Equity Interests owned by JCI in J. Crew Japan, Inc.) and (B) monies, credit balances, deposits and other property of any J. Crew Company now or hereafter held or received by or in transit to the Collateral Agent, any Junior Creditor or its Affiliates or at any other depository or other institution from or for the account of any J. Crew Company, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(xii)  all commercial tort claims, including, without limitation, those identified in the Information Certificate;

(xiii)  to the extent not otherwise described above, all Receivables;

(xiv)  all Records; and

(xv)  all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other J. Crew Companies’ Collateral.

(b)  To secure payment and performance of all Secured Obligations, upon the occurrence of the Exchange Date, Intermediate grants to the Collateral Agent, for the ratable benefit of the Junior Creditors, a security interest in, a lien upon, and a right of set off against, and assigns to the Collateral Agent, for the ratable benefit of the Junior Creditors, as security, all of Intermediate’s right, title and interest in, to and under each of the following (“Intermediate’s Collateral”):

(i)  Operating Equity Securities and any certificates representing Operating Equity Securities;

(ii)  all dividends, cash, instruments and other property from time to time received or receivable by or otherwise distributed to Intermediate in respect of or exchange for any and all of the Operating Equity Securities; and

(iii)  all other rights and privileges of Intermediate relating to the property described in clauses (a) and (b) above (including, without limitation, voting rights);

provided, however, that such grant shall only become effective upon the occurrence of the Exchange Date.

(c)  Notwithstanding anything to the contrary set forth in Sections 2.1(a) and (b) above, the types or items of the Collateral described in such Sections shall not include any rights or interests in any contract, lease, permit, license, charter or license agreement covering any property, if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to the Collateral Agent is prohibited or requires the consent of any party and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided, that, the foregoing exclusion shall in no way be construed (i) to apply if any such prohibition is unenforceable under Sections 9-406, 9-407 or 9-408 of the UCC or other applicable law or (ii) so as to limit, impair or otherwise affect the Collateral Agent’s unconditional continuing security interests in and liens upon any rights or interests of any of the J. Crew Companies in or to monies paid under any such contract, lease, permit, license, charter or license agreement (including any Receivables).  Notwithstanding anything to the contrary set forth in Section 2.1(a) above, in no event shall there be any security interest in favor of the Collateral Agent in any investment property consisting of Equity Interests in any Subsidiary or Affiliate of any J. Crew Company, in each case not organized in the United States, to the extent that such investment property is not pledged under any Senior Creditor Document.

2.2                                 Perfection of Security Interests.

(a)  Upon the execution of this Agreement, the J. Crew Companies shall make all UCC filings necessary to perfect the security interests granted to the Collateral Agent hereunder and to maintain such perfection by filing all necessary continuation statements.  The J. Crew Companies irrevocably and unconditionally authorize the Collateral Agent (or its agent) to file at any time and from time to time such financing statements with respect to the J. Crew Companies’ Collateral naming the Collateral Agent or its designee as the secured party and the J. Crew Companies as debtor, as the Collateral Agent may require, and including any other information with respect to the J. Crew Companies or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as the Collateral Agent may determine, together with any amendment and continuations with respect thereto.  The Collateral Agent hereby designates Private Capital Partners LLC and Canpartners Investments IV, LLC, or their designees, as its designee to file on the Closing Date financing statements with respect to J. Crew Companies’ Collateral.  In the event that the description of the J. Crew Companies’ Collateral in any financing statement naming the Collateral Agent or its designee as the secured party and the J. Crew Companies as debtor includes assets and properties of the J. Crew Companies that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by the J. Crew Companies to the extent of the J. Crew Companies’ Collateral included in such description and it shall not render the financing statement ineffective as to any of the J. Crew Companies’ Collateral or otherwise affect the financing statement as it applies to any of the J. Crew Companies’ Collateral.  In no event shall the J. Crew Companies at any time without the consent of the Collateral Agent file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming the Collateral Agent or its designee as secured party and such J. Crew Companies as debtor.

(b)  As of the date hereof, the J. Crew Companies do not have (i) any item of chattel paper (whether tangible or electronic) in excess of $50,000 or (ii) any instrument in excess of $50,000 other than those received by any of the J. Crew Companies in the ordinary course of business, except as set forth in the Information Certificate.  In the event that after the date hereof any of the J. Crew Companies shall be entitled to or shall receive (i) any item of chattel paper in excess of $50,000 or (ii) any instrument in excess of $50,000 received by any of the J. Crew Companies other than in the ordinary course of business, the J. Crew Companies shall promptly upon the receipt thereof by or on behalf of any of the J. Crew Companies (including by any agent or representative), deliver, or cause to be delivered to the Senior Credit Agent to the extent required under the Intercreditor Agreement or the Senior Credit Agreement

to the Collateral Agent, all such items of tangible chattel paper and instruments accompanied by such instrument of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably specify, in each case except as the Collateral Agent may otherwise agree.

(c)  The J. Crew Companies do not have any deposit accounts as of the date hereof, except as set forth in the Information Certificate.

(d)  The J. Crew Companies do not own or hold, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.

(e)  The J. Crew Companies are not the beneficiaries or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate or as may constitute a supporting obligation.

(f)  The J. Crew Companies do not have any commercial tort claim as of the date hereof, in excess of $1,000,000, with respect to which the J. Crew Companies shall have filed a complaint in a court of law in the United States, except as set forth in the Information Certificate.  In the event that any of the J. Crew Companies shall at any time after the date hereof have any commercial tort claim in excess of $1,000,000, with respect to which such J. Crew Companies shall have filed a complaint in a court of law in the United States, such J. Crew Companies shall notify the Collateral Agent thereof in writing, which notice shall (i) include a copy of the filed complaint and (ii) include the express grant by such J. Crew Companies to the Collateral Agent of a security interest in such commercial tort claim (and the proceeds thereof).  In the event that such notice does not include such grant of a security interest, the sending thereof by the J. Crew Companies to the Collateral Agent shall be deemed to constitute such grant to the Collateral Agent.  Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the J. Crew Companies’ Collateral and shall be deemed included therein.  Without limiting the authorization of the Collateral Agent provided in Section 2.2(a) hereof or otherwise arising by the execution by the J. Crew Companies of this Agreement or any of the other Financing Agreements, the Collateral Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming the Collateral Agent or its designee as secured party and the J. Crew Companies as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral.  In addition, the J. Crew Companies shall promptly upon the Collateral Agent’s request, execute and deliver, or cause to be executed and delivered, to the Collateral Agent such other agreements, documents and instruments as the Collateral Agent may require in connection with such commercial tort claim.

(g)  The J. Crew Companies do not have any goods, documents of title or other J. Crew Companies’ Collateral in the custody, control or possession of a third party in the United States as of the date hereof, except (i) as set forth in the Information Certificate, (ii) goods located in the United States in transit in the ordinary course of business of the J. Crew

Companies in the possession of the carrier transporting such goods, (iii) goods held by customs authorities, (iv) goods held at paper mills and printers and (v) other goods of de minimus value.

(h)  The J. Crew Companies shall take any other actions reasonably requested by the Collateral Agent from time to time to cause the attachment, perfection and priority of and the ability of the Collateral Agent to enforce, the security interest of the Collateral Agent in any and all of the Collateral, including, without limitation, executing (to the extent, if any, that the J. Crew Companies’ signature thereupon is required), delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law; provided that the J. Crew Companies shall not be required to deliver to the Collateral Agent any certificate of title with respect to any motor vehicle constituting Collateral, or to stamp or otherwise mark any such certificate of title to reflect the security interest therein granted to the Collateral Agent pursuant to this Agreement and provided further, that no fixture filings and no filings in respect of the Intellectual Property other than in UCC filing records shall be required; and provided further that no control agreements or other agreements with any third parties shall be required except as set forth explicitly in this Agreement.

SECTION 3.                            POWER OF ATTORNEY

3.1                                 Power of Attorney of the J. Crew Companies.  The J. Crew Companies hereby irrevocably designate and appoint the Collateral Agent (and all persons designated by the Collateral Agent) as their true and lawful attorney-in-fact, and authorize the Collateral Agent, in the J. Crew Companies’ name, upon the occurrence of an Event of Default, to (i) demand payment on Receivables or other J. Crew Companies’ Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of the J. Crew Companies’ rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Collateral Agent deems advisable, (v) settle, adjust, compromise, extend or renew any Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign the J. Crew Companies’ name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other J. Crew Companies’ Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of the J. Crew Companies’ Collateral to an address designated by the Collateral Agent, and open and dispose of all mail addressed to the J. Crew Companies and handle and store all mail relating to the J. Crew Companies’ Collateral; (ix) sign the J. Crew Companies’ name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof, (x) complete any stock or bond power, receive, endorse and collect all instruments made payable to Operating representing any dividend or other distribution in respect of Subsidiary Equity Securities or any part thereof and give full discharge for the same, (xi) do all acts and things which are necessary, in the Collateral Agent’s determination, to fulfill the J. Crew Companies’ obligations under this Agreement and the other Financing Agreements, (xii) take control in any manner of any item of payment in respect of Receivables or constituting the J. Crew Companies’ Collateral or otherwise received in or for deposit in the Consolidated Accounts or otherwise received by the Collateral Agent or the Junior Creditors, (xiii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of the J. Crew Companies’ Collateral are sent or received, (xiv) endorse the J. Crew

Companies’ name upon any items of payment in respect of Receivables or constituting the J. Crew Companies’ Collateral or otherwise received by the Collateral Agent or the Junior Creditors and deposit the same in the Collateral Agent’s account for application to the Secured Obligations, (xv) endorse the J. Crew Companies’ name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, and (xvi) clear Inventory through U.S. Customs or foreign export control authorities in the J. Crew Companies’ name, the Collateral Agent’s name or the name of the Collateral Agent’s designee, and to sign and deliver to customs officials powers of attorney in the J. Crew Companies’ name for such purpose, and to complete in such J. Crew Companies’ or the Collateral Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof.  The J. Crew Companies hereby release the Collateral Agent, the Junior Creditors and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of the Collateral Agent’s or any of the Junior Creditor’s own gross negligence or wilful misconduct, as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

3.2                                 Power of Attorney of Intermediate.  Upon the occurrence of the Exchange Date, Intermediate appoints the Collateral Agent and the Collateral Agent accepts such appointment as Intermediate’s attorney-in-fact, with full authority in the place and stead of Intermediate and in the name of Intermediate, upon the occurrence of an Event of Default, to take any action and to execute any instrument which the Collateral Agent may deem necessary or advisable to complete any stock or bond power, to receive, endorse and collect all instruments made payable to Intermediate representing any dividend or other distribution in respect of Intermediate’s Collateral or any part thereof and to give full discharge for the same.  Intermediate releases the Collateral Agent and its respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of the Collateral Agent’s own gross negligence or wilful misconduct.

SECTION 4.                            ADMINISTRATION

4.1                                 Collection of Accounts.

(a)  Schedule 2.2 to the Information Certificate sets forth all of the banks with which the J. Crew Companies have deposit account arrangements and merchant payment arrangements as of the date hereof and identifies each of the deposit accounts at such banks that are used for receiving store receipts from a retail store location of the J. Crew Companies (together with any other deposit accounts at any time established or used by the J. Crew Companies for receiving such store receipts from any retail store location, collectively, the “Store Accounts” and each individually, a “Store Account”) or otherwise describes the nature of the use of such deposit account by the J. Crew Companies.

(i)  The J. Crew Companies shall deposit all proceeds from sales of Inventory in every form, including, without limitation, cash, checks, credit card sales drafts, credit card sales or charge slips or receipts and other forms of daily store receipts, from each retail store location of such J. Crew Companies in accordance with the J. Crew Companies’ usual business practices into its Store Accounts used for such purpose.  All such funds deposited into the Store Accounts shall be sent by wire transfer or other electronic funds transfer to the Consolidated Accounts, as provided in Section 4.1(a)(ii) below, in accordance with the J. Crew Companies’ usual business practices or more frequently upon the Collateral Agent’s request at any time upon the occurrence of an Event of Default, except for the nominal amounts which are required to be maintained in such Store Accounts under the terms of the J. Crew Companies’ arrangements with the bank at which such Store Accounts are maintained, which nominal amounts shall be determined in accordance with the J. Crew Companies’ usual business practices as to any individual Store Account at any time.

(ii)  The J. Crew Companies shall maintain, at their expense, deposit accounts with such banks as they shall select (the “Consolidated Accounts”), a list of which is set forth on Schedule 2.2 to the Information Certificate as of the date hereof, into which the J. Crew Companies shall either cause all amounts on deposit in the Store Accounts of the J. Crew Companies to be sent as provided in Section 4.1(a)(i) above or shall themselves deposit or cause to be deposited in accordance with the J. Crew Companies’ usual business practices all proceeds from sales of Inventory, all amounts payable from Credit Card Issuers and Credit Card Processors and all other proceeds of Collateral.

(iii)  Upon the occurrence of an Event of Default, any of the Grantors shall, acting as trustee for the Collateral Agent, receive, as the property of the Collateral Agent, any monies, checks, notes, drafts or any other payments relating to and/or proceeds of Receivables or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Consolidated Accounts, or remit the same or cause the same to be remitted, in kind, to the Collateral Agent.

SECTION 5.                            REPRESENTATIONS AND WARRANTIES

Each of the Grantors hereby represents and warrants as of the date hereof and as of the Exchange Date with respect to the representations made by Intermediate relating to itself, to the Collateral Agent and the Junior Creditors the following (which shall survive the execution and delivery of this Agreement):

5.1                                 Corporate Existence, Power and Authority.  The execution, delivery and performance of this Agreement and the transactions contemplated hereunder (a) are all within each of Grantor’s corporate powers and (b) have been duly authorized.  This Agreement and the other Financing Agreements to which any Grantor is a party constitute valid, binding and enforceable obligations of any such Grantor.

5.2                                 Name; State of Organization; Chief Executive Office; Collateral Locations.

(a)  The exact legal name of each such Grantor is as set forth on the signature page of this Agreement and in the Information Certificate.  The J. Crew Companies have not, during the past five years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any

Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

(b)  Each Grantor is an organization of the type and organized in the jurisdiction set forth in the Information Certificate.  The Information Certificate accurately sets forth the organizational identification number of each Grantor or accurately states that such Grantor has none and accurately sets forth the federal employer identification number of each Grantor.

(c)  The chief executive office and mailing address of each Grantor and the location of the J. Crew Companies’ Records concerning Accounts are located only at the addresses identified as such in the Information Certificate and the only other places of business and the only other locations of Collateral, including inventory or other assets, but excluding (i) goods located in the United States in transit in the ordinary course of business of the J. Crew Companies in the possession of the carrier transporting such goods, (ii) goods held by customs authorities, (iii) goods held at paper mills and printers and (iv) other goods of de minimus value, are the addresses set forth in the Information Certificate.  The Information Certificate correctly identifies any of such locations, which are not owned by the J. Crew Companies and sets forth the owners and/or operators thereof.

5.3                                 Priority of Liens; Title to Properties.  The security interests and liens granted by the J. Crew Companies to the Collateral Agent under this Agreement and the other Financing Agreements (other than Collateral subject to certificate of title laws, Collateral subject to the laws of any foreign jurisdiction for the creation or perfection of a security interest and any Collateral consisting of intellectual property, perfection of which requires a filing with a federal office in the United States) constitute valid and upon the filing of a financing statement in the appropriate jurisdiction, control or possession by the Collateral Agent, perfected liens and security interests in and upon the J. Crew Companies’ Collateral subject only to liens permitted under the Loan Agreement (or under the Indenture, if then in effect) or the Senior Creditor Documents or the security interest granted under the Senior Creditor Documents.  Each Grantor owns its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those permitted under the Loan Agreement (or under the Indenture, if then in effect) or the Senior Creditor Documents or the security interest granted hereby and under the Senior Creditor Documents.  Upon the occurrence of the Exchange Date, the grant hereunder by Intermediate will constitute a valid perfected lien in Intermediate’s Collateral.

5.4                                 Intellectual Property.  The J. Crew Companies do not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office, United States Copyright Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than the Intellectual Property described on Schedule 5.4 to the Information Certificate.

5.5                                 Subsidiaries; Capitalization.

(a)  Each of Intermediate, Operating and J. Crew is the record and beneficial owner of all of the issued and outstanding Equity Interests of each of the Subsidiaries as listed on Schedule 5.5 to the Information Certificate as being owned by Intermediate, Operating or J. Crew and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries that are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional Equity Interests.

(b)  The issued and outstanding Equity Interests of each of J. Crew, Retail and Factory are directly and beneficially owned and held by Operating, and all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except for those permitted under the Loan Agreement (or under the Indenture, if then in effect) or the Senior Creditor Documents or the security interest granted hereby and under the Senior Creditor Documents.

(c)  The issued and outstanding Equity Interests of Operating are directly and beneficially owned and held by Intermediate, and all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except for those permitted under the Loan Agreement (or under the Indenture, if then in effect) or the Senior Creditor Documents or the security interest granted hereby and under the Senior Creditor Documents.

(d)  The issued and outstanding Equity Interests of JCI are directly and beneficially owned and held by J. Crew, and all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except for those permitted under the Loan Agreement (or under the Indenture, if then in effect) or the Senior Creditor Documents or the security interest granted hereby and under the Senior Creditor Documents.

5.6                                 Accuracy and Completeness of Information.  All information in the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading.

5.7                                 Survival of Warranties; Cumulative.  All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement.  The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Grantor shall now or hereafter give, or cause to be given, to the Collateral Agent or any of the Junior Creditors.

SECTION 6.                            AFFIRMATIVE AND NEGATIVE COVENANTS

6.1                                 Maintenance of Existence.

(a)  No Grantor shall change its name unless each of the following conditions is satisfied: (i) the Collateral Agent shall have received not less than thirty (30) days prior written notice from such Grantor of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) the Collateral Agent shall have received a copy of the amendment to the certificate of incorporation of such Grantor providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of such Grantor as soon as it is available.

(b)  No Grantor shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless the Collateral Agent shall have received not less than thirty (30) days’ prior written notice from such Grantor of such proposed change, which notice shall set forth such information with respect thereto as the Collateral Agent may require and the Collateral Agent shall have received such agreements as the Collateral Agent may reasonably require in connection therewith.  No Grantor shall change its type of organization or jurisdiction of organization unless the Collateral Agent shall have received not less than thirty (30) days’ prior written notice, or change its legal structure unless the Collateral Agent shall have received not less than five (5) days’ prior written notice, from such Grantor of such proposed change, which notice shall set forth such information with respect thereto as the Collateral Agent may reasonably require in connection therewith.

6.2                                 Records.  Upon the occurrence and during the continuance of a First-Lien Termination Period, each Grantor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Collateral owned by it as is consistent with its ordinary business practices, but in any event to include complete accounting records indicating all material payments and proceeds received with respect to any part of the Collateral, and, at such time or times as the Collateral Agent may reasonably request (and the Collateral Agent shall not be obligated to make such a request unless directed to do so by the Required Lenders or the Required Holders, if the Indenture is then in effect), promptly to prepare and deliver to the Collateral Agent an updated Information Certificate, noting all material changes, if any, since the date of the most recent Information Certificate, but not more often than once in a calendar year.

6.3                                 Protection of Security.  Each Grantor shall, at its own cost and expense, take actions consistent with its ordinary business practices to defend title to Collateral against all persons and to defend the security interest of the Collateral Agent in Collateral and the priority thereof against any lien other than liens permitted under the Loan Agreement (or the Indenture, if then in effect).

6.4                                 Taxes; Encumbrances.  Upon the occurrence and during the continuance of a First-Lien Termination Period, in accordance with, and to the extent consistent with, the terms of the Intercreditor Agreement, at its option, the Collateral Agent may discharge past due taxes, assessments, charges, fees, liens, security interests or other encumbrances at any time levied or placed on the Collateral and not permitted under the Loan Agreement (or the Indenture, if then in effect), and may pay for the maintenance and preservation of the Collateral, in each case to the extent any Grantor fails to do so as required by the Loan Agreement (or the Indenture, if then in effect) or this Agreement, and each Grantor jointly and severally agrees to reimburse the Collateral Agent on demand for any payment made or any expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, that nothing in this Section 6.4 shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Junior Creditors to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, liens, security interests or other encumbrances and maintenance as set forth herein or in the other Financing Documents.

6.5                                 Continuing Obligations of the Grantors.  Each Grantor shall remain liable to observe and perform all material conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Collateral, in each case material to its business and in accordance with its ordinary business practices, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Junior Creditors from and against any and all liability for such performance.

6.6                                 Use and Disposition of Collateral.  None of the Grantors shall make or permit to be made an assignment, pledge or hypothecation of the Collateral or shall grant any other lien in respect of the Collateral, except as expressly permitted by the Loan Agreement (or the Indenture, if then in effect).  None of the Grantors shall make or permit to be made any transfer of the Collateral and each Grantor shall remain at all times in possession of the Collateral owned by it, except that (a) Inventory may be sold in the ordinary course of business and (b) the Grantors may sell, convey, lease, assign, transfer, use or otherwise dispose of any Collateral in any manner not inconsistent with the provisions of this Agreement, the Loan Agreement  (or the Indenture, if then in effect).  Upon the occurrence and during the continuance of a First-Lien Termination Period, without limiting the generality of the foregoing, each Grantor agrees to make reasonable efforts to obtain from any warehouseman, bailee, agent or processor in possession of material Inventory an agreement in writing to hold the Inventory subject to the security interest and the instructions of the Collateral Agent and to waive and release any lien held by it with respect to such Inventory, whether arising by operation of law or otherwise; provided that there shall be no such agreement with respect to the Inventory (i) located in the United States in transit in the ordinary course of business of the J. Crew Companies in the possession of the carrier transporting such goods, (ii) held by customs authorities, or (iv) held at paper mills and printers.

6.7                                 Limitation on Modification of Accounts.  Upon the occurrence and during the continuance of a First-Lien Termination Period, none of the J. Crew Companies will, without the prior written consent of the Collateral Agent, grant any extension of the time of payment of any of the Accounts Receivable, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, credits, discounts, compromises or settlements granted or made in the ordinary course of business and consistent with its ordinary business practices.

6.8                                 Insurance.  Upon the occurrence and during the continuance of a First-Lien Termination Period, the J. Crew Companies, at their own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to the Inventory and Equipment with financially sound and reputable insurance companies in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.  Each J. Crew Company irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such J. Crew Company’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Collateral under policies of insurance, endorsing the name of such J. Crew Company on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto.  In the event that any J. Crew Company at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the J. Crew Companies hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable.  All sums disbursed by the Collateral Agent in connection with this Section 6.8, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the J. Crew Companies to the Collateral Agent and shall be additional Obligations secured hereby.

6.9                                 Legend.  Upon the occurrence and during the continuance of a First-Lien Termination Period, if any Accounts Receivable of any J. Crew Company are evidenced by any item of chattel paper each in excess of $50,000, such J. Crew Company shall legend, in form and manner reasonably satisfactory to the Collateral Agent, such Accounts Receivable and its books, records and documents evidencing or pertaining thereto with an appropriate reference to the fact that such Accounts Receivable have been assigned to the Collateral Agent for the benefit of the Junior Creditors.

6.10                           Covenants Regarding the Intellectual Property Collateral.

(a)  Upon the occurrence and during the continuance of a First-Lien Termination Period, each J. Crew Company (either itself or through its licensees or its sublicensees) will, for each trademark registered with the United States Patent and Trademark Office material to the conduct of such J. Crew Company’s business, (i) maintain such trademark in full force free from any claim of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such trademark sufficient to preclude any findings of abandonment, (iii) display such trademark with notice of Federal or foreign registration to the extent necessary and sufficient to establish and preserve its maximum rights under applicable law pursuant to which each such trademark is issued and (iv) not knowingly use or knowingly permit the use of such trademark in violation of any third party rights.

(b)  Upon the occurrence and during the continuance of a First-Lien Termination Period, each J. Crew Company shall notify the Collateral Agent as soon as practicable if it knows that any trademark registered with the United States Patent and Trademark Office material to the conduct of its business will or has become abandoned, lost or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office regarding such J. Crew Company’s ownership of any trademark, its right to register the same, or to keep and maintain the same.

(c)  Upon the occurrence and during the continuance of a First-Lien Termination Period, each J. Crew Company will take all necessary steps that are consistent with its practice in any proceeding before the United States Patent and Trademark Office to maintain and pursue each material application relating to the trademarks (and to obtain the relevant grant or registration) and to maintain each registration of the trademarks registered with the United States Patent and Trademark Office that is material to the conduct of any J. Crew Company’s business, including timely filings of application for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if consistent with good business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

6.11                           Costs and Expenses.  The J. Crew Companies shall pay to the Collateral Agent on demand all reasonable costs, expenses, filing fees and taxes paid or payable in connection with the exercise by the Collateral Agent of its rights in Collateral under this Agreement and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including:  (a) all out-of-pocket costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes and intangibles taxes, if applicable); (b) costs and expenses of preserving and protecting the Collateral; (c) costs and expenses paid or incurred in connection with enforcing the security interests and liens of the Collateral Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement or defending any claims made or threatened against the Collateral Agent or any Junior Creditor thereby (including preparations for and consultations concerning any such matters) arising out of the transactions contemplated hereby or thereby; and (d) the reasonable fees and disbursements of counsel (including legal assistants) to the Collateral Agent in connection with any of the foregoing.  Notwithstanding the foregoing, in no event shall the J. Crew Companies be obligated to pay any amounts in respect of any fixture filings or any of Intellectual Property filings (other than UCC financing statement fees) or any amounts to comply with any certificate of title laws or laws of any foreign jurisdiction.

6.12                           Further Assurances.  At the request of the Collateral Agent at any time and from time to time, Grantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the J. Crew Companies’ Collateral or Intermediate’s Collateral, as applicable, and to otherwise effectuate the provisions or purposes of this Agreement, as the Collateral Agent may from time to time request to better assure, preserve, protect and perfect the security interest and the rights and remedies created hereby.  Notwithstanding the foregoing, in no event shall the J. Crew Companies be obligated to do or cause to be done any acts in respect of any fixture filings or any of Intellectual Property filings (other than UCC financing statements) or acts required to comply with any certificate of title laws or laws of any foreign jurisdiction.

6.13                           Additional Collateral.  From and after the date of this Agreement, if any J. Crew Company creates any additional security interest upon any of its assets or property not already pledged hereunder to secure any Obligations under the Senior Credit Agreement, it shall concurrently grant a security interest (subject to liens permitted under the Loan Agreement (or under the Indenture if then in effect)) upon such assets and property as security for the Secured Obligations and, subject to the Intercreditor Agreement, execute any and all further security documents, financing statements, agreements and instruments that grant the Collateral Agent a security interest in such assets and property for the ratable benefit of the Junior Creditors, and shall take all such actions (including the filing and recording of financing statements, fixture filings, mortgages and other documents) that may be required under any applicable law, or which the Collateral Agent may reasonably request to create such security interest, all at the expense of the J. Crew Companies, including all reasonable fees and expenses of counsel incurred by the Collateral Agent in connection therewith; provided that no such J. Crew Company shall be required to grant a security interest upon such property as security for the Secured Obligations if (i) a security interest in such property cannot be granted or perfected under applicable law or (ii) such grant requires the consent of any third party, which consent such J. Crew Company is unable to obtain using commercially reasonable efforts.

6.14                           Right to Cure.  The Collateral Agent may, at its option, upon the occurrence of an Event of Default, (a) cure any default by any of J. Crew Companies under any material agreement with a third party that affects the Collateral, its value or the ability of the Collateral Agent to collect, sell or otherwise dispose of the J. Crew Companies’ Collateral or the rights and remedies of the Collateral Agent or the Junior Creditors therein or the ability of the J. Crew Companies to perform its obligations hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any judgment entered against any of the J. Crew Companies, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the J. Crew Companies’ Collateral and pay any amount, incur any expense or perform any act which, in the Collateral Agent’s good faith judgment, is necessary or appropriate to preserve, protect, insure or maintain the J. Crew Companies’ Collateral and the rights of the Collateral Agent and the Junior Creditors with respect thereto.  The Collateral Agent may add any amounts so expended to the Secured Obligations and charge the J. Crew Companies’ account therefor, such amounts to be repayable by the J. Crew Companies on demand.  The Collateral Agent and the Junior Creditors shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of the J. Crew Companies.  Any payment made or other action taken by the Collateral Agent or any Junior Creditor under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

6.15                           Access to Premises.  From time to time at reasonable intervals and as reasonably requested by the Collateral Agent (and the Collateral Agent shall not be obligated to make such a request unless directed to do so by the Required Lenders or the Required Holders, if the Indenture is then in effect), at the cost and expense of the J. Crew Companies, (a) the Collateral Agent or its designee or the Junior Creditors shall have access to the J. Crew Companies’ premises during normal business hours, or at any time and without notice to the J. Crew Companies upon the occurrence of an Event of Default, for the purposes of inspecting and verifying the J. Crew Companies’ Collateral, including the Records, and (b) in connection with any such inspection, the J. Crew Companies shall promptly furnish to the Collateral Agent such copies of such books and records or extracts therefrom as the Collateral Agent may reasonably request, and the Collateral Agent or the Junior Creditors or the Collateral Agent’s designee may use during normal business hours such of the J. Crew Companies’ personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing  (provided, that, the J. Crew Companies shall only be obligated to make such personnel, equipment, supplies and premises available to the Collateral Agent or its designee or the Junior Creditor in such manner so as to minimize any interference with the operations of the J. Crew Companies) and upon the occurrence of an Event of Default, for the collection of Receivables and realization of other J. Crew Companies’ Collateral.

SECTION 7.                            VOTING RIGHTS AND DIVIDENDS

7.1                                 Voting Rights.  Unless and until an Event of Default occurs, Intermediate shall be entitled to exercise any and all voting rights and/or other consensual rights and powers inuring to an owner of Operating Equity Securities or any part thereof for any purpose consistent with the terms of this Agreement; provided, however, that, upon the occurrence of the Exchange Date, Intermediate will not be entitled to exercise any such right if the result or purpose thereof is solely to interfere with the rights and remedies of the Collateral Agent under this Agreement;

7.2                                 Dividends.  Intermediate and Operating shall be entitled to receive and retain any and all cash dividends and distributions (except cash dividends paid or payable in respect of the total or partial liquidation of an issuer) paid on Operating Equity Securities or Subsidiary Equity Securities, respectively; provided, however, that until dividends and distributions are actually paid, all rights to such dividends and distributions shall remain subject to the security interest of this Agreement but only in the case of Intermediate, if the Operating Equity Securities are then subject to such security interest.  All dividends and distributions (other than cash dividends and distributions which Intermediate and Operating may retain pursuant to the immediately preceding sentence) in respect of, or in exchange for, any of Operating Equity Securities or Subsidiaries Equity Securities, shall forthwith be paid or delivered to the Collateral Agent and held by the Collateral Agent subject to the security interest of this Agreement and, if received by Intermediate or Operating, respectively, shall, until paid or delivered to the Collateral Agent, be segregated from the other funds and property of Intermediate or Operating, respectively, and be held in trust for the Collateral Agent subject to the security interest of this Agreement; provided, however, that such payment delivery and segregation requirements shall only apply to Intermediate upon the occurrence of the Exchange Date.

7.3                                 Rights of the Collateral Agent.  Upon the occurrence of an Event of Default and in the case of the Operating Equity Securities, only after the Exchange Date, the Collateral Agent shall have the right (in its sole and absolute discretion) to hold Operating Equity Securities and Subsidiary Equity Securities in its own name as the Collateral Agent or in the name of its nominee.  Intermediate or Operating, respectively, will promptly give to the Collateral Agent copies of any notices or other communications received by each of them as shareholders with respect to the Operating Equity Securities or Subsidiary Equity Securities registered in the names of Intermediate or Operating, respectively.

SECTION 8.                            REMEDIES

8.1                                 Remedies Upon Default.  Upon the occurrence of an Event of Default, the Collateral Agent may from time to time and shall, if directed by the Required Lenders (or the Required Holders if the Indenture is in effect), in respect of the Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it:

(a)  Upon the occurrence of an Event of Default, the Collateral Agent and the Junior Creditors shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Grantor, except as such notice or consent is expressly provided for hereunder or required by applicable law.  All rights, remedies and powers granted to the Collateral Agent and the Junior Creditors hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in the Collateral Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Grantor of this Agreement or any of the other Financing Agreements.  Subject to this Section 8 hereof, the Collateral Agent may, and at the direction of the Required Lenders (or the Required Holders, if the Indenture is then in effect) shall at any time or times, proceed directly against the J. Crew Companies or any other Obligor to collect the Secured Obligations without prior recourse to the Collateral.

(b)  Without limiting the foregoing, upon the occurrence of an Event of Default, the Collateral Agent may, at its discretion, or upon the direction of the Required Lenders (or the Required Holders, if the Indenture is then effect), shall (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require any Grantor, at such Grantor’s expense, to assemble and make available to the Collateral Agent any part or all of the Collateral at any place and time designated by the Collateral Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all of the Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, or (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all of the Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of the Collateral Agent or elsewhere) at such prices or terms as the Collateral Agent may deem reasonable, for cash, upon credit or for future delivery, with the  Collateral Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of the J. Crew Companies, which right or equity of redemption is hereby expressly waived and released by the J. Crew Companies.  If any of the J. Crew Companies’ Collateral is sold or leased by the Collateral Agent upon credit terms or for future delivery, the Secured Obligations shall not be reduced as a result thereof until payment therefor is finally collected by the Collateral Agent.  If notice of disposition of Collateral is required by law, ten (10) days prior notice by the Collateral Agent to the Borrower Agent or to each Grantor designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and each Grantor waives any other notice.  In the event the Collateral Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Grantor waives the posting of any bond which might otherwise be required.

(c)  Upon the occurrence of an Event of Default, the Collateral Agent may, in its discretion, or upon the direction of Required Lenders (or Required Holders, if the Indenture is in effect at that time) shall enforce the rights of the J. Crew Companies against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables.  Without limiting the generality of the foregoing, the Collateral Agent may, upon its discretion, or upon the direction of the Required Lenders (or Required Holders, if the Indenture is in effect at that time), shall at such time or times (i) notify any or all account debtors (including Credit Card

Issuers and Credit Card Processors), secondary obligors or other obligors in respect thereof that the Receivables have been assigned to the Collateral Agent and that the Collateral Agent has a security interest therein and the Collateral Agent may direct any or all accounts debtors (including Credit Card Issuers and Credit Card Processors), secondary obligors and other obligors to make payment of Receivables directly to the Collateral Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Secured Obligations,  (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and the Collateral Agent shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action the Collateral Agent may deem necessary or desirable for the protection of its interests and the interests of the Junior Creditors.

(d)  Upon the occurrence of an Event of Default, at the Collateral Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to the Collateral Agent and are payable directly and only to the Collateral Agent and the J. Crew Companies shall deliver to the Collateral Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as the Collateral Agent may require.  In the event any account debtor returns Inventory upon the occurrence of an Event of Default, the J. Crew Companies shall, upon the Collateral Agent’s request, hold the returned Inventory in trust for the Collateral Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to the Collateral Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without the Collateral Agent’s prior written consent.

(e)  To the extent that applicable law imposes duties on the Collateral Agent or any Junior Creditors to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Grantor acknowledges and agrees that it is not commercially unreasonable for the Collateral Agent or any Junior Creditor (i) to fail to incur expenses reasonably deemed significant by the Collateral Agent or any Junior Creditor to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of or to obtain or, if not required by other law, to fail to obtain consents of any governmental authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Guarantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to  hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure the Collateral Agent or Junior Creditors against risks of loss, collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any of the Collateral.  Each Grantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by the Collateral Agent or any Junior Creditor would not be commercially unreasonable in the exercise by the Collateral Agent or any Junior Creditor of remedies against the Collateral and that other actions or omissions by the Collateral Agent or any Junior Creditor shall not be deemed commercially unreasonable solely on account of not being indicated in this Section.  Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Grantor or to impose any duties on the Collateral Agent or the Junior Creditors that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(f)  For the purpose of enabling the Collateral Agent to exercise the rights and remedies hereunder and solely to the extent permitted by any agreements each of the J. Crew Companies may have with third parties, each J. Crew Company hereby grants to the Collateral Agent an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing) without payment of royalty or other compensation to any J. Crew Company, to use any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter owned by any of the J. Crew Companies, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof; provided that the Collateral Agent agrees that any use of any such trademarks or service-marks by it shall conform to quality standards employed by each of the J. Crew Companies with respect to such marks.

8.2                                 Application of Proceeds.  The Collateral Agent may, upon the occurrence of an Event of Default, apply any cash held in the Accounts and apply the proceeds of any sale or other disposition of all or any part of the Collateral, as applicable, in the following order of priorities:

(a)  FIRST, to pay all costs and expenses incurred by the Collateral Agent, the administrative agent under the Loan Agreement or the trustee under the Indenture, as then in effect, in connection with such collection or sale or otherwise in connection with this Agreement or any of the Secured Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent hereunder on behalf of any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder and any other amounts due to the Collateral Agent;

(b)  SECOND, to pay in full the due and unpaid principal and due and unpaid interest (including any Accreted Value (as defined in the Contingent Principal Notes Indenture)), where and as applicable, of the Secured Obligations owed to the Junior Creditors (the amount so applied to be distributed pro rata in accordance with the amount of such Secured Obligations owed), subject to the provisions of Section 8.3 hereof;

(c)  THIRD, to pay in full all other due and unpaid Secured Obligations (the amount so applied to be distributed pro rata in accordance with the amount of such Secured Obligations owed), subject to the provisions of Section 8.3 hereof; and

(d)  FOURTH, to Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

8.3                                 Compliance With Certain Requirements.

(a)  With respect to any Contingent Principal Notes Obligations, an amount (the “Determined Amount”) shall be required to be paid or held by the Collateral Agent for such Contingent Principal Notes Obligations with respect to each of Sections 8.2(b) and 8.2(c) (each, a “Level”) equal to (x) the Ratio multiplied by (y) the proceeds of any sale or other disposition of Collateral that would be applied by the Collateral Agent to Loan Agreement Obligations or Note Obligations at the applicable Level under the provisions of Section 8.2 were the provisions of this Section 8.3 to be inapplicable.  Notwithstanding the foregoing, if the amount to be applied to the Contingent Principal Notes Obligations at any Level would be greater if the Ratio were calculated by reference to the outstanding principal of and accrued and unpaid interest on an Other Second-Lien Obligation (other than the Contingent Principal Note Obligations), rather than the Loan Agreement Obligations or the Notes Obligations, such Other Second-Lien Obligation shall be used in order to determine the amount to be applied to the Contingent Principal Notes Obligations at such Level.

(b)  This Section 8 of this Agreement is intended to comply with equal and ratable negative pledge provisions of the Contingent Principal Notes Indenture and shall be construed to give effect to such intention.  The Collateral Agent shall be obligated to offer to pay to the Contingent Principal Notes Trustee any portion of such Determined Amounts that are, in fact, due and payable at such time such Determined Amounts are calculated, and the Collateral Agent shall deposit any remaining portion of such Determined Amounts and any amounts not accepted by the Contingent Principal Notes Trustee in a segregated account solely for the benefit of the holders of such Contingent Principal Notes (and all amounts on deposit in such account shall be invested in Cash Equivalents maturing within 30 days after the investment is made).  Notwithstanding the foregoing, if at any time the Contingent Principal Notes Trustee shall advise the Collateral Agent that no Contingent Principal Notes Obligations of the type in respect of which monies and proceeds are held by the Collateral Agent pursuant to this 8.3(b) will or may any longer be outstanding or owing for any reason, then such monies and any monies that constitute proceeds of such investments will be applied by the Collateral Agent in accordance with Section 8.2.  The Collateral Agent shall not be responsible for any diminution in funds resulting from investments made in Cash Equivalents or from holding such monies uninvested.

(c)  In making the payments and allocations required by this Section 8, the Collateral Agent may rely upon information supplied to it pursuant to the requirements under this Agreement or provided to the Collateral Agent in writing by the Contingent Principal Notes Trustee.  All distributions made by the Collateral Agent pursuant to this Section 8 shall be final

(except in the event of manifest error) and the Collateral Agent shall have no duty to inquire as to the application by any Junior Creditor of any amount distributed to it.

SECTION 9.                            JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

9.1                                 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a)  The validity, interpretation and enforcement of this Agreement and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(b)  Each of the Grantors and the Collateral Agent irrevocably consents and submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York for New York County and the United States District Court for the Southern District of New York, whichever the Collateral Agent may elect, and waives any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that the Collateral Agent and Junior Creditors shall have the right to bring any action or proceeding against any Grantor or its or their property in the courts of any other jurisdiction which the Collateral Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Grantor or its or their property).

(c)  Each Grantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at the Collateral Agent’s option, by service upon such Grantor (or the Borrower Agent on behalf of such Grantors) in any other manner provided under the rules of any such courts.  Within thirty (30) days after such service, such Grantor shall appear in answer to such process, failing which such Grantor shall be deemed in default and judgment may be entered by the Collateral Agent against such Grantor for the amount of the claim and other relief requested.

(d)  GRANTORS AND THE COLLATERAL AGENT EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  GRANTORS AND THE COLLATERAL AGENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF

ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT OPERATING, INTERMEDIATE, THE COLLATERAL AGENT OR THE JUNIOR CREDITORS MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)  The Collateral Agent and the Junior Creditors shall not have any liability to any Grantor (whether in tort, contract, equity or otherwise) for losses suffered by any Grantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined that by a final non-appealable judgment of court order binding on the Collateral Agent and Junior Creditors that  the losses were the result of acts or omissions constituting gross negligence or willful misconduct.  Each Grantor:  (i) certifies that neither the Collateral Agent, any Junior Creditor nor any representative, agent or attorney acting for or on behalf of the Collateral Agent or any Junior Creditor has represented, expressly or otherwise, that the Collateral Agent and the Junior Creditors would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, the Collateral Agent and the Junior Creditors are relying upon, among other things, the waivers and certifications set forth in this Section 9.1 and elsewhere herein and therein.

9.2                                 Waiver of Notices.  Each Grantor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Secured Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Secured Obligations, the Collateral and this Agreement, except such as are expressly provided for herein.  No notice to or demand on any Grantor which the Collateral Agent or any Junior Creditor may elect to give shall entitle such Grantor to any other or further notice or demand in the same, similar or other circumstances.

9.3                                 Amendments and Waivers.

(a)  Neither this Agreement nor any provision hereof may be waived, amended, terminated or discharged or modified except by Collateral Agent, acting upon the instructions of the Required Lenders (or the Required Holders, if the Indenture is in effect at that time) pursuant to an agreement or agreements in writing entered into by the Collateral Agent and each Grantor to the extent such Grantor is directly affected by such amendment, with respect to which such waiver, amendment, termination, discharge or modification is to apply; provided, that, without the consent of any Junior Creditor, the Grantors and the Collateral Agent may amend or supplement this Agreement (i) to cure any ambiguity, defect or inconsistency or (ii) to make any change that would provide any additional rights or benefits to the Junior Creditors or that does not adversely affect the legal rights hereunder of any Junior Creditor.

(b)  The Collateral Agent and the Junior Creditors shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein.  Any such waiver shall be enforceable only to the extent specifically set forth therein.  A waiver by the Collateral Agent or any Junior Creditor of any right, power and/or remedy hereunder on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which the Collateral Agent or any Junior Creditor would otherwise have on any future occasion, whether similar in kind or otherwise.

SECTION 10.                     THE COLLATERAL AGENT

10.1                           Appointment, Powers and Immunities.  Pursuant to Section 11.08 of the Loan Agreement (or Section 11.09 of the Indenture, as then in effect), U.S. Bank National Association is irrevocably designated, appointed and authorized to act as the Collateral Agent hereunder with such powers as are specifically delegated to the Collateral Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto.  The Collateral Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement, and shall not by reason of this Agreement be a trustee or fiduciary for the Junior Creditors; (b) shall not be responsible to the Junior Creditors for any recitals, statements, representations or warranties contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document referred to or provided for herein or therein or for any failure by any of the Grantors or any other Person to perform any of its obligations hereunder or thereunder; (c) shall not be responsible to the Junior Creditors for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct and (d) shall not be required to exercise its rights and remedies against the Collateral unless directed to do so by the Required Lenders (or the Required Holders, if the Indenture is then in effect).  The Collateral Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.  The Collateral Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to the Collateral Agent shall have been delivered to and acknowledged by the Collateral Agent.

10.2                           Reliance by the Collateral Agent.  The Collateral Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Collateral Agent.  As to any matters not expressly provided for by this Agreement or any other Financial Agreement, the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders (or the Required Holders, if the Indenture is then in effect) as is required in such circumstances, and such instructions of such Collateral Agent and any action taken or failure to act pursuant thereto shall be binding on all lenders or holders under the Loan Agreement or the Indenture, if then in effect, respectively.

10.3                           Concerning the Collateral.  Pursuant to Section 11.08 of the Loan Agreement (or Section 11.09 of the Indenture, if then in effect), the Collateral Agent is authorized and directed by each Junior Creditor to enter into this Agreement.  Pursuant to the terms of the Loan Agreement (and the Indenture, as then in effect), each action taken by the Collateral Agent in accordance with the terms of this Agreement and the exercise by the Collateral Agent of its respective powers set forth herein or therein, together with such other powers that are reasonably incidental thereto, shall be binding upon all Junior Creditors.

10.4                           Collateral Matters.

(a)  The Collateral Agent is authorized to release any security interest in or lien upon, any of the Collateral (i) upon payment and satisfaction of all of the Secured Obligations,  (ii) constituting property being sold or disposed of if the Borrower Agent or any Grantor certifies to the Collateral Agent that the sale or disposition is made in compliance with the applicable terms of the Loan Agreement (or the Indenture if then in effect), including Section 4.09 of the Loan Agreement (or Section 4.10 or Section 5.01 of the Indenture, if then in effect) (and the Collateral Agent may rely conclusively on any such certificate, without further inquiry), (iii) if the Borrower Agent or any Grantor certifies to the Collateral Agent that the release of lien or security interest upon Collateral is required or permitted by Section 11.03 of the Loan Agreement (or Section 11.03 of the Indenture if then in effect), (iv) required by the terms of the Intercreditor Agreement, or (v) approved, authorized or ratified in writing by the Required Lenders (or the Required Holders, if the Indenture is then in effect); provided that, if at such time the Trust Indenture Act of 1939, as amended, is applicable, the requirements of Section 314(d) of such Act have been complied with.  Except as provided above, the Collateral Agent will not release any security interest in or lien upon any of the Collateral.  Upon request by the Collateral Agent at any time, Lenders (or Holders, as applicable) will promptly confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section.  The Collateral Agent shall execute (to the extent required) and deliver to the J. Crew Companies, at the J. Crew Companies’ expense, all UCC termination statements and similar documents, which the J. Crew Companies shall reasonably request to evidence the termination of the security interest in the J. Crew Companies’ Collateral.

(b)  The Collateral Agent shall execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to the Collateral Agent upon any Collateral to the extent set forth above.

(c)  The Collateral Agent shall have no obligation whatsoever to the Junior Creditors or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any of the Grantors or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Secured Obligations hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to the Collateral Agent pursuant hereto or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its discretion, given the Collateral Agent’s own interest in the Collateral as a trustee and that the Collateral Agent shall have no duty or liability whatsoever to any other trustee.

10.5                           Agency for Perfection.  Should any Junior Creditor obtain possession of any Collateral, such Junior Creditor shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions.

10.6                           Successor Collateral Agent.  The Collateral Agent may resign as the Collateral Agent upon thirty (30) days’ notice to each Grantor.  If the Collateral Agent resigns under this Agreement, the Required Lenders (or the Required Holders, if the Indenture is then in effect) shall appoint a successor Collateral Agent.  Upon the acceptance by the collateral agent so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring the Collateral Agent and the term “Collateral Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated.  After a retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Section 10.6 shall inure to its benefit as to any actions taken or omitted by it while it was the Collateral Agent under this Agreement.  If no successor agent has accepted appointment as the Collateral Agent by the date which is thirty (30) days after the date of a retiring the Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nonetheless thereupon become effective and the retiring Collateral Agent may appoint a successor collateral agent reasonably acceptable to the Junior Creditors or may apply to a court of competent jurisdiction to have a successor collateral agent appointed.  If the Collateral Agent merges or consolidates with another corporation or transfers substantially all of its corporate trust business to another corporation, the surviving entity or such transferee, as applicable, shall be the Collateral Agent hereunder without further act.

SECTION 11.                     TERM OF AGREEMENT; MISCELLANEOUS

11.1                           Effectiveness.  This Agreement shall become effective on the Closing Date (as defined in the Loan Agreement).

11.2                           Term.

(a)  This Agreement shall continue in full force and effect until the claims and obligations arising under the Loan Agreement and the Indenture, as then in effect, have been paid in full, at which time the Collateral Agent shall execute and deliver to the J. Crew Companies, at the J. Crew Companies’ expense, all UCC termination statements and similar documents, including, without limitation, authorization for the J. Crew Companies to file UCC termination statements, which the J. Crew Companies shall reasonably request to evidence such termination.  Any execution and delivery of termination statements or documents pursuant to this Section 11.1 shall be without recourse to or warranty by the Collateral Agent.

(b)  No termination of this Agreement shall relieve or discharge Grantors of their respective duties, obligations and covenants under this Agreement until all monetary Secured Obligations have been fully and finally discharged and paid, and the Collateral Agent’s continuing security interest in the Collateral and the rights and remedies of the Collateral Agent and Junior Creditors hereunder and under applicable law, shall remain in effect until all such monetary Secured Obligations have been so paid.  Accordingly, the J. Crew Companies waive any rights they may have under the UCC to demand the filing of termination statements with respect to the Collateral and the Collateral Agent shall not be required to send such termination statements to the J. Crew Companies, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all monetary Secured Obligations paid in full in immediately available funds.

11.3                           Interpretative Provisions.

(a)  All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b)  All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c)  All references to Grantors, the Collateral Agent and Junior Creditors pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(d)  The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e)  The word “including” when used in this Agreement shall mean “including, without limitation”.

(f)  All references to “store” or “retail store” as applied to the J. Crew Companies shall include both factory outlet stores and other retail stores operated by the J. Crew Companies.

(g)  All references to the term “good faith” used herein or the term “reasonable” or “reasonably” when applicable to the Collateral Agent or any Junior Creditor shall be based upon the manner in which a comparable asset-based lender similarly situated, with similar rights and providing a credit facility of the type and with the Collateral and information then available to it set forth herein, would act in such circumstances.

(h)  Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of J. Crew Group, Inc. most recently received by the Collateral Agent prior to the date hereof.

(i)  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(j)  Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(k)  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(l)  This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(m)  This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to the J. Crew Companies and the other parties, and are the products of all parties.  Accordingly, this Agreement and the other Financing Agreements shall not be construed against the Collateral Agent or the Junior Creditors merely because of the Collateral Agent’s or the Junior Creditors’ involvement in their preparation.

11.4                           Subject to the Intercreditor Agreement.

(a)  Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the terms of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern.

(b)  Upon the occurrence of and during the continuance of a First-Lien Termination Period, the Required Lenders shall have the right to request and the J. Crew Companies shall consent to any assignment by the Senior Credit Agent to the Collateral Agent of the Senior Credit Agent’s rights under any control agreement or other agreement entered into by the Senior Collateral Agent with a third party relating to the Collateral; provided that if any such third party requests the execution of a new substantially similar agreement, the J. Crew Companies will use reasonable efforts to enter into such agreement.

(c)  The covenants with respect to Section 6, set forth in Sections 6.2, 6.4, last sentence of 6.6, 6.7, 6.8, 6.9, and 6.10 hereof shall become effective only upon the occurrence of and during the continuance of the First-Lien Termination Date.

(d)  While the Senior Creditor Documents are in effect, (i) any requirement to endorse, assign or deliver Collateral to the Collateral Agent shall be satisfied by the endorsement, assignment or delivery thereof to the Senior Credit Agent in accordance with the terms of the Senior Creditor Documents, (ii) any requirement hereunder that the Collateral Agent provides its consent or agreement with respect to Collateral shall be deemed satisfied if the Senior Credit Agent has given its consent or agreement in accordance with the terms of the

Senior Creditor Documents, and (iii) any requirement hereunder that the Collateral Agent shall receive any monies, checks, notes, drafts or any other payments relating to and/or proceeds of Receivables or other Collateral from any of the Grantors shall be deemed satisfied if the Senior Credit Agent receives any such monies, checks, notes, drafts or any other payments in accordance with the terms of the Senior Creditor Documents; provided that the foregoing requirements shall all be satisfied if the Grantors have exercised reasonable efforts to cause the Senior Creditor Agent to accept such endorsement, assignment, delivery or receipt or give its consent or agreement, as applicable, and the Senior Creditor Agent has failed to do so.

11.5                           Notices.  All notices, requests and demands hereunder shall be in writing and deemed to have been given or made:  if delivered in person, immediately upon delivery; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.  All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to Operating, J. Crew, Retail, Factory, JCI or Intermediate:
[name of the respective Grantor] 770 Broadway New York, New York 10003 Attention: Chief Financial Officer Telephone No.: 212-209-2667

with a copy to:	J. Crew Group, Inc. 770 Broadway New York, New York 10003
Attention: General Counsel Telephone No.: 212-209-8254

If to the Collateral Agent:	U.S. Bank National Association Goodwin Square 225 Asylum Street Hartford, CT 06103 Attention: M. Hopkins, Corporate Trust Telephone No.: 860-241-6820

11.6                           Partial Invalidity.  If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

11.7                           Successors.  This Agreement and any other document referred to herein shall be binding upon and inure to the benefit of and be enforceable by the Collateral Agent, the Junior Creditors, each Grantor and their respective successors and assigns, except that the Grantors shall not assign their rights under this Agreement without the prior consent of the Collateral Agent and the Junior Creditors.  Any such purported assignment without such prior express consent shall be void.  The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of Grantors, the Collateral Agent and Junior Creditors with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Documents.

11.8                           Entire Agreement.  This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.  In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

11.9                           Counterparts, Etc.  This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements.  Any party delivering an executed counterpart of any such agreement by telefacsimile shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the Grantors and the Collateral Agent have caused these presents to be duly executed as of the day and year first above written.

OPERATING

J. CREW OPERATING CORP.

By:	/s/ Amanda J. Bokman

Title:	Chief Financial Officer

J. CREW

J. CREW INC.

By:	/s/ Amanda J. Bokman

Title:	Chief Financial Officer

RETAIL

GRACE HOLMES, INC.

By:	/s/ Amanda J. Bokman

Title:	Chief Financial Officer

FACTORY

H.F.D. NO. 55, INC.

By:	/s/ Amanda J. Bokman

Title:	Chief Financial Officer

JCI

J. CREW INTERNATIONAL, INC.

By:	/s/ Nicholas P. Lamberti

Title:	VP Controller

INTERMEDIATE

J. CREW INTERMEDIATE LLC

By:	/s/ Amanda J. Bokman

Title:	Chief Financial Officer

COLLATERAL AGENT

U.S. Bank National Association as the Collateral Agent

By:	/s/ Michael M. Hopkins

Title:	Vice President

Exhibit A

Information Certificate

A-1